UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 8, 2006

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 800
Bethesda, MD 20817
(Address of Principal Executive Offices) (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.  Completion of Acquisition or Disposition of Assets.

On December 8, 2006, an affiliate of DiamondRock Hospitality Company (“DiamondRock”) completed its acquisition of the 492-room Renaissance Austin Hotel and the 521-room Renaissance Waverly Atlanta Hotel (the “Renaissance Hotels”) for a purchase price of $237.5 million.  We acquired the Renaissance Hotels from an affiliate of Walton Street Capital, L.L.C.

In order to finance part of the purchase price of the Renaissance Hotels, DiamondRock incurred $97 million of debt secured by a mortgage on the Renaissance Waverly Atlanta Hotel from an affiliate of Goldman Sachs Mortgage Company and $83 million of debt secured by a mortgage on the Renaissance Austin Hotel from an affiliate of Merrill Lynch Mortgage Lending, Inc. Both loans have an interest rate of approximately 5.5% and are interest only for the full 10 year term.  The remainder of the purchase price was funded with cash on hand.

Renaissance Hotel Operating Company, an affiliate of Marriott International, Inc., will manage the hotel for DiamondRock under an existing long-term management agreement.

ITEM 9.01.  Financial Statements and Exhibits.

          (a)          Financial Statements of Business Acquired.

To the extent required by this item, financial statements for the Renaissance Hotels will be filed as an amendment to this report on Form 8-K/A as soon as practicable but no later than 71 calendar days after the latest date on which this initial Form 8-K is required to be filed.

          (b)          Pro Forma Financial Information.

To the extent required by this item, pro forma financial information for the Renaissance Hotels will be filed as an amendment to this report on Form 8-K/A as soon as practicable but no later than 71 calendar days after the latest date on which this initial Form 8-K is required to be filed.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: December 12, 2006	By:	/s/ Michael D. Schecter

Michael D. Schecter
Executive Vice President, General Counsel and Corporate Secretary